As filed with the Securities and Exchange Commission on September 26, 2019

Registration No. 333-233829

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KUSHCO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	46-5268202
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

6261 Katella Avenue, Suite 250, Cypress, CA 90630

(714) 462-4603

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas Kovacevich
Chairman and Chief Executive Officer
KushCo Holdings, Inc.
6261 Katella Avenue, Suite 250

Cypress, CA 90630

(714) 462-4603

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Aron S. Izower, Esq.

Marc D. Hauser, Esq.
Reed Smith LLP
599 Lexington Avenue

22nd Floor
New York, NY 10022
(212) 521-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock, par value $0.001 per share, issuable upon exercise of warrants	500,000	$3.26	$1,630,000	$197.56(4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of the Registrant’s common stock as reported on the OTC Market Group’s OTCQX Best Market (“OTCQX”) on September 17, 2019, a date within five business days prior to the filing of this Registration Statement.

(3)	All 500,000 shares of common stock issuable upon exercise of the warrants are to be offered by the selling stockholders named herein, which warrants were issued on August 21, 2019 to the selling stockholders in connection with the Registrant’s entry into that certain revolving credit facility, dated as of August 21, 2019, with Monroe Capital Management Advisors, LLC, as administrative and collateral agent, and the various lender parties thereto.

(4)	$197.56 was previously paid on September 18, 2019 in connection with the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 2019

PROSPECTUS

500,000 Shares of Common Stock

KUSHCO HOLDINGS, INC.

This prospectus relates to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders,” or the Selling Stockholders, of up to 500,000 shares, or the Shares, of our common stock, par value $0.001 per share, or Common Stock. The Shares consist solely of shares issuable upon exercise of outstanding warrants to purchase shares of Common Stock, or the Warrants, issued by us on August 21, 2019 in connection with our entry into that certain revolving credit facility, dated as of August 21, 2019, with Monroe Capital Management Advisors, LLC, as administrative and collateral agent, and the various lenders party thereto, or the Credit Facility. The Warrants were immediately exercisable, have a term of five years from the date of issuance and have an exercise price of $4.25 per share of Common Stock. We are registering the resale of the Shares as required by the Registration Rights Agreement, dated August 21, 2019, by and among us and the Selling Stockholders, as so amended, the Registration Rights Agreement.

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Shares.  The Selling Stockholders may sell the Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 18 of this prospectus. We will not receive any of the proceeds from the Shares sold by the Selling Stockholders, other than any proceeds from any cash exercise of the Warrants.

No underwriter or other person has been engaged to facilitate the sale of the Shares in this offering.  The Selling Stockholders may be deemed underwriters of the Shares that they are offering pursuant to this prospectus.  We will bear all costs, expenses and fees in connection with the registration of the Shares.  The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Shares.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, any applicable prospectus supplement and in any applicable free writing prospectuses, and under similar headings in the documents that are incorporated by reference into this prospectus.

Our Common Stock is currently quoted on the OTCQX under the symbol “KSHB.” On September 24, 2019, the last reported sales price for our Common Stock was $2.30 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2019.

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The Selling Stockholders are offering the Shares only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under which the Selling Stockholders may offer from time to time up to an aggregate of 500,000 shares of our Common Stock in one or more offerings. If required, each time a Selling Stockholder offers Common Stock, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.  Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Incorporation of Certain Information by Reference”.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in or incorporated by reference into this prospectus. It may not contain all of the information that is important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference” in this prospectus and under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in the accompanying prospectus. You should also carefully consider the matters discussed in the section entitled “Risk Factors” in this prospectus and in other periodic reports incorporated herein by reference.

About KushCo Holdings

KushCo Holdings, Inc. markets and sells packaging products, vaporizers, hydrocarbon gases, solvents, accessories, and branding solutions to customers operating in the state-regulated medical, adult-use cannabis, and hemp industries. As an innovator in custom packaging design and implementation, we combine creativity with compliance to provide the right solutions for our customers. We also provide custom branding on packaging products, which allows our customers to turn their packaging into an effective marketing tool. Our core products comply with Title 16 of the Code of Federal Regulations Part 1700 of the Poison Prevention Packaging Act. The testing standards for certification meet the stringent requirements set by the Consumer Product Safety Commission (“CPSC”). In addition, the materials used for production are U.S. Food and Drug Administration (“FDA”)-approved food grade and free of bisphenol A (“BPA”).

Our packaging business primarily consists of bottles, bags, tubes, and containers. We maintain relationships with a broad range of manufacturers, which enables us to source a plethora of packaging products in a cost-effective manner and pass such cost savings to our customers. That allows us to offer quick solutions to our customers and ensure that their products will be of superior grade and made with environmentally safe materials. In addition to a complete product line, we have sophisticated labeling and customization capabilities, which we believe allows us to add significant value to our customers’ packaging design processes. Our products are utilized by urban farmers, green house growers, and medical and adult-use cannabis dispensaries.

Pop Top Bottles.   Our pop top bottles meet all of the standards for child resistant requirements as set by the CPSC. The pop-top bottle is unique to the pharmaceutical packaging world because, instead of a traditional push and turn bottle, the pop-top requires a squeeze motion that actually pops the attached top up and open. We carry pop top bottles in various sizes and colors.

Bags. We provide an array of packaging solutions in the form of a bag. The selection of bags we provide includes child resistant exit bags, traditional paper exit bags, and a vast selection of food grade safe foil barrier bags. All bags and packages we offer are available in stock designs and are fully-customizable.

Tubes.   We offer a complete line of tubes in two standard sizes, each available in a wide variety of colors. We believe that we are one of the largest suppliers of tubes to the cannabis industry in the United States. Our focus and investments are made to ensure that we are able to meet the increasing trend towards impermeable casing, substantially extending shelf life for pre-packaging. The tubes have a positive seal for enhanced freshness and are odor tight for secure storage and content privacy. All tubes are made with food grade, BPA-free polypropylene in compliance with FDA regulations. We maintain several unique designs in this market that combine the tube and closure elements into a single piece that we believe is innovative both in appearance and functionality. We believe that our ability to provide creative package designs, combined with a complementary line of closures, makes us a preferred supplier for many customers in our target markets.

Containers.   We provide a diverse selection of smaller-sized containers composed of polystyrene, silicone-lined polystyrene, or glass. Our silicone-lined polystyrene containers offer durability and convenience by combining the ease of a non-stick silicone lining with the rigidity and clarity of a polystyrene outer layer.

Vaporizers.   We offer a wide selection of vaporizer cartridges with core materials ranging from plastic to glass, and heating technology ranging from cotton wicks to ceramic and wickless materials. We also offer a wide selection of batteries to match the cartridges that range from button-less standard heating to push-button adjustable heating settings. Most of our vaporizer cartridge, battery, and disposable units may be customized for clients, including adjusting colors, materials, and adding logos and images per our clients’ request. We deliver the vaporizer products unassembled to clients, and the clients then fill and assemble the vaporizers themselves.

Hydrocarbon Gases.   We provide ultra-pure hydrocarbon gases, including isobutene, n-butane, propane, ethanol, pre-mixes, custom blends, and other solvents. These substances are essential to the extraction process, which produces products that supply the vaping and concentrate sectors of the market. We ship these products to customers from ten distribution hubs in key markets across the country under a hazmat compliant structure.

Branding Solutions.    Our wholly-owned subsidiary, The Hybrid Creative, is a full-spectrum creative agency based in Santa Rosa, California. It serves both cannabis and non-cannabis clients across the U.S., Canada and Europe. The Hybrid Creative’s services include brand strategy, design and marketing, web application development and e-commerce solutions.

Our Corporate History and Background

KushCo Holdings, Inc. was incorporated in the state of Nevada on February 26, 2014 as Kush Bottles, Inc. We specialize in the wholesale distribution of packaging supplies and customized branding solutions for the cannabis industry. Our wholly-owned subsidiary, Kim International Corporation (“KIM”), a California corporation, was originally incorporated as Hy Gro Economics Corporation (“Hy Gro”) on December 2, 2010. On October 30, 2012, Hy Gro amended its articles of incorporation to reflect a name change to KIM International Corporation.

On April 10, 2015, we entered into an equity purchase agreement to acquire all of the issued and outstanding membership interests in Dank Bottles, LLC (“Dank”), a Colorado limited liability company. In exchange for the purchased interests, the Company paid cash consideration of  $373,725 and issued 3,500,000 shares of common stock to the sellers of Dank.

On May 1, 2017 we and our wholly-owned subsidiary KBCMP, Inc. (“Merger Sub”), entered into an Agreement of Merger (the “CMP Merger Agreement”) with Lancer West Enterprises, Inc., a California corporation, and Walnut Ventures, a California corporation, pursuant to which each of Lancer West Enterprises, Inc. and Walnut Ventures were merged with and into Merger Sub, with Merger Sub as the surviving corporation, resulting in our indirect acquisition of CMP Wellness, LLC (“CMP”), a California limited liability company. Prior to the merger, CMP was owned 100% by Lancer West Enterprises, Inc. and Walnut Ventures. The membership interest in CMP was the sole asset of each of Lancer West Enterprises, Inc. and Walnut Ventures. As a result, CMP became our indirect wholly-owned subsidiary. CMP is a distributor of vaporizers, cartridges, and accessories.

The purchase price for CMP consisted of an aggregate of $1,500,000 in cash, unsecured promissory notes in the aggregate principal amount of approximately $771,000 having a one-year maturity, and an aggregate of 7,800,000 restricted shares of the Company’s common stock.  The purchase price is subject to customary post-closing adjustments with respect to confirmation of the levels of working capital and cash held by CMP as of the closing.  During the one-year period following the closing, the former owners of CMP became entitled to receive approximately $1,905,000 in cash, in the aggregate, and approximately 4,741,000 shares of our common stock, in the aggregate, based on the performance of CMP during the earn-out period. The Company determined that the fair value of share-settled contingent consideration was equal to $26,217,000.

On May 2, 2018, KCH Energy, LLC, a wholly-owned subsidiary of the Company (“KCH”), completed its acquisition of Summit Innovations, LLC (“Summit”), a leading distributor of hydrocarbon gases to the state-regulated cannabis industry. Pursuant to the terms of the Agreement and Plan of Merger with Summit (“Summit Merger Agreement”), Summit merged with and into KCH, with KCH as the surviving entity.

The consideration paid to the members of Summit at the closing included cash consideration, consisting of an aggregate of  $905,000 in cash, net of cash received, and 1,280,000 shares of the Company’s common stock. Cash consideration of $188,000 (“Holdback Cash”) and approximately 640,000 shares of common stock (“Holdback Shares”) were held back by us for a period of 15 months for potential post-closing working capital and/or indemnification claims relating to, among other things, breaches of representations, warranties and covenants contained in the merger agreement. The former members of Summit may become entitled to receive earn-out consideration of up to an additional 1,280,000 shares of common stock (“Earnout Shares”), in the aggregate, based on the net revenue performance of the Summit business during a one-year period following the closing. As of May 31, 2019, the Company determined that the fair value of the contingent consideration was equal to $2,961,000. On August 2, 2019, the Company issued an aggregate of 706,782 Earnout Shares, 440,000 Holdback Shares, and $370,000 in Holdback Cash to the former members of Summit in accordance with, and in full satisfaction of the Company’s obligations to issue Earnout Shares and Holdback Shares and pay Holdback Cash under, the Summit Merger Agreement.

On July 11, 2018, we completed our acquisition of Zack Darling Creative Associates (“ZDCA”), and its wholly-owned subsidiary The Hybrid Creative, LLC (“Hybrid”), which together operated as a specialist design agency. Pursuant to the terms of the purchase agreement with the members of ZDCA, we purchased the entire issued member interest of ZDCA. Following the acquisition, ZDCA operates as a wholly-owned subsidiary of the Company, with Hybrid continuing to operate as wholly-owned subsidiary of ZDCA.

The fixed consideration paid to the members of Hybrid at the closing included cash consideration consisting of an aggregate of $847,187 in cash, net of cash received, $82,106 in cash held back and share consideration consisting of an aggregate of 360,000 shares of our common stock. The former members of ZDCA may become entitled to receive cash contingent consideration of up to $485,000 and up to 213,000 shares of our common stock, based on the net revenue performance of Hybrid during the period September 1, 2018 through August 31, 2019 calculated from the Company’s audited financial statements for the fiscal year ended August 31, 2019.

On August 29, 2018, we filed an Amended and Restated Articles of Incorporation (the “Amended and Restated Charter”) with the Secretary of State for the State of Nevada. The Amended and Restated Charter changed our name from Kush Bottles, Inc. to KushCo Holdings, Inc. The Amended and Restated Charter became effective on September 1, 2018, and was duly approved by our stockholders at our 2018 Annual Meeting of Stockholders on May 8, 2018.

Competition

We face competition from dozens of competitors of varying sizes and geographic reach, who produce and sell products similar to ours. Our sales could be reduced significantly if our competitors develop and market products that are more effective, more convenient, or are less expensive than our products. We believe that we have differentiated ourselves from competitors due to several factors. We have built what we consider to be one of the strongest brands in the industry. We have a physical presence in key states such as California, Washington, Nevada, Colorado and Massachusetts which enable us to meet our customers’ demands at a speed that supersedes the competition. We believe we have the highest quality and largest variety of products that meet the certification standards for child-resistance. We believe we offer the best customized branded packaging solutions in the market. Additionally, we believe our size and customer relationships give us significant insight and expertise in our industry. As a result, we have become more than just a supplier to our customers — we have become a trusted partner, with insight and recommendations that help our customers’ businesses grow and thrive. In addition to many short-term competitive advantages, KushCo is committed to building out a suite of products that are exclusive to the company using intellectual property, branding, trademarks, or joint ventures. Currently, the company has three granted patent and several in process, as well as numerous trademarks.

Private Placement of Warrants

On August 21, 2019, we entered into the Credit Facility with Monroe Capital Management Advisors, LLC, as collateral agent and administrative agent, and the various lenders party thereto. The Credit Facility provides for a total borrowing commitment of $35 million to be made in the form of revolving loans and also includes an accordion feature that permits us to increase the available revolving commitments under the Credit Facility by up to an additional $15 million, subject to satisfaction of certain conditions.

Also on August 21, 2019, in connection with, and as a condition to the consummation of, the Credit Facility, we entered into a subscription agreement (the “Subscription Agreement”) with the Selling Stockholders, pursuant to which we issued to the Selling Stockholders the Warrants to purchase up to an aggregate of 500,000 shares of our common stock, at an exercise price of $4.25, being the arithmetic average of the closing price of our common stock for the 10 consecutive trading days prior to the date of issuance (subject to customary adjustment upon subdivision or combination of our common stock). The Warrants were immediately exercisable and may be exercised at any time, and from time to time, on or before the fifth anniversary of the date of issuance. The Warrants include a “blocker” provision that, subject to certain exceptions described in the Warrant, prevents the Selling Stockholders from exercising the Warrants to the extent such exercise would result in a Selling Stockholder together with certain affiliates owning in excess of 4.99% of our common stock outstanding immediately after giving effect to such exercise.

In connection with the Credit Facility and the Subscription Agreement, we entered into the Registration Rights Agreement, pursuant to which we agreed to register the resale of the shares issuable to the Selling Stockholders upon exercise of the Warrants.

The foregoing descriptions of the Subscription Agreement, the Warrants and the Registration Rights Agreement are summaries only, do not purport to be complete, and are qualified in their entirety by the full text of these documents, copies of which are attached as Exhibits 10.2, 4.1 and 4.2, respectively, of our Current Report on Form 8-K filed on August 22, 2019 and incorporated herein by reference.

Emerging Growth Company

As a public reporting company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended;
•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
•	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and
•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards. As a result, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Circumstances could cause us to lose “emerging growth company” status. We will qualify as an emerging growth company until the earliest of:

•	The last day of our first fiscal year during which we have total annual gross revenues of $1.07 billion or more;
•	The last day of our fiscal year following the fifth anniversary of the date of our initial public offering;
•	The date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period; or
•	The date on which we qualify as a “large accelerated filer” under the Exchange Act (qualifying as a large accelerated filer means, among other things, having a public float in excess of $700 million).

Corporate Information

Our principal corporate offices are located at 6261 Katella Ave., Suite 250, Cypress, CA 90630 and our telephone number is 714-462-4603. Our internet address is www.kushco.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

The Offering

Selling stockholders	Institutional and accredited investors who are lenders under the Credit Facility.

Common stock offered by the Selling Stockholders	Up to 500,000 shares of our common stock issuable upon exercise of the Warrants.

Use of proceeds	We will not receive any proceeds from the sale or other disposition of the shares of common stock offered hereby. However, if all of the Warrants were exercised for cash, we would receive gross proceeds of approximately $2.125 million. We currently intend to use such proceeds, if any, together with other available funds, for working capital and for other general corporate purposes.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus, and any other risk factors described in the documents incorporated by reference herein, for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

OTCQX symbol	KSHB

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described herein and in the documents incorporated by reference in this prospectus, as well as other information we include or incorporate by reference into this prospectus, before making an investment decision. Our business, financial condition, or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described herein and in the documents incorporated herein by reference, including (i) Annual Report on Form 10-K for fiscal year ended August 31, 2018, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, each of which is on file with the SEC and is incorporated herein by reference; and (ii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus. See the sections of this prospectus entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business.

Risks Relating to this Offering

The issuance of additional equity securities may negatively impact the trading price of our common stock.

We have issued equity securities in the past and expect to continue to issue equity securities to finance our activities in the future. In addition, outstanding options and warrants to purchase our common stock may be exercised and additional options and warrants may be issued, resulting in the issuance of additional shares of common stock. The issuance by us of additional equity securities would result in dilution to our stockholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of our common stock.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividend on our common stock and do not currently intend to do so for the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Additionally, for so long as any of the Monroe Loans (as defined below) or the Hudson Bay Note (as defined below) remain outstanding, we would be required to obtain the prior written consent of Monroe or Hudson Bay, as applicable, prior to declaring or paying any cash dividend or cash distribution on any of our capital stock. Therefore, the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

The trading market for our common stock is limited.

We are quoted on the OTCQX under the trading symbol “KSHB” and are not traded or listed on any securities exchange. The OTCQX is regarded as a junior trading venue. This may result in limited shareholder interest and hence lower prices for our common stock than might otherwise be obtained. In addition, it may be difficult for our shareholders to sell their shares without depressing the market price for our shares or at all. As a result of these and other factors, our shareholders may not be able to sell their shares. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration. If an active market for our common stock does not develop or is not sustained, it may be difficult for our shareholders to sell shares of our common stock.

Our principal stockholders, executive officers, and directors own a significant percentage of our common stock and will be able to exert a significant control over matters submitted to the stockholders for approval.

Our officers and directors, and stockholders who own more than 5% of our common stock, collectively beneficially own a significant percentage of our common stock. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. These stockholders, if they acted together, could significantly influence all matters requiring approval by the stockholders, including the election of directors. The interests of these stockholders may not always coincide with the interests of other stockholders.

If we fail to establish or maintain effective internal controls over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our common stock may, therefore, be adversely impacted.

Our reporting obligations as a public company place a significant strain on our management, operational and financial resources, and systems for the foreseeable future. Annually, we are required to prepare a management report on our internal controls over financial reporting containing our management’s assessment of the effectiveness of our internal control over financial reporting. Management concluded that our internal controls over financial reporting were not effective as of August 31, 2018. At such time as the Company’s status with the SEC changes to that of an accelerated filer from a smaller reporting company and the Company no longer qualifies as an emerging growth company, our independent registered public accounting firm will be required to attest to and report on our management’s assessment of the effectiveness of our internal control over financial reporting. Under such circumstances, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

We have concluded that certain of our previously-issued financial statements could not be relied upon and, as a result, we have restated such previously-issued financial statements, which has led to and may lead to, among other things, shareholder litigation, loss of investor confidence, negative impact on our stock price, and certain other risks.

As discussed in the Explanatory Note, Note 2, “Restatement” and in Note 18, “Quarterly Information (unaudited)” under Item 8 of the amendment to our Annual Report on Form 10-K for the year ended August 31, 2018, filed with the SEC on April 11, 2019, we concluded that our previously-issued consolidated financial statements for the fiscal years ended August 31, 2018 and 2017, and for each of the interim periods ended May 31, 2017, November 30, 2017, February 28, 2018, May 31, 2018 and November 30, 2018, could no longer be relied upon. The determination that the applicable financial statements could no longer be relied upon and that certain financial statements would be restated was made following the identification of misstatements. We filed restated financial statements with the SEC for all impacted periods on April 11, 2019.

As a result of these misstatements, we have become subject to a number of additional risks and uncertainties, including unanticipated costs for accounting and legal fees in connection with or related to the restatement, including three shareholder derivative litigations, one class-action lawsuit, and a subpoena by the SEC, as previously disclosed on a Current Report on Form 8-K filed with the SEC on July 18, 2019. Any such proceeding could result in substantial defense costs regardless of the outcome of the litigation or investigation. If we do not prevail in any such litigation, we could be required to pay substantial damages or settlement costs. In addition, as a result of these misstatements, we may continue to be at risk for further government investigations, shareholder litigation, and additional accounting and legal fees in connection therewith, as well as loss of investor confidence in us, and a negative impact on our stock price.

We are remediating certain internal controls and procedures, which, if not successful, could result in additional misstatements in our financial statements negatively affecting our results of operations.

We are in the process of implementing certain remediation actions in response to the above-described financial misstatements. See Item 9A. “Controls and Procedures” of the amendment to our Annual Report on Form 10-K for the year ended August 31, 2018 filed with the SEC on April 11, 2019 for a description of these remediation measures. To the extent these steps are not successful, not sufficient to correct our material weaknesses in internal controls over financial reporting, or are not completed in a timely manner, future financial statements may contain material misstatements and we could be required to restate our financial results. Any of these matters could adversely affect our business, reputation, revenues, results of operations, financial condition, and stock price, and limit our ability to access the capital markets through equity or debt issuances.

We are involved in an ongoing SEC investigation, which could divert management’s focus, result in substantial investigation expenses, and have an adverse impact on our reputation, financial condition, results of operations, and cash flows.

As previously disclosed on a Current Report on Form 8-K filed with the SEC on July 18, 2019, on July 11, 2019, the Company received a subpoena from the SEC and a letter from the SEC stating that it is conducting an investigation. The subpoena requests information and documents generally related to the Company’s restatement of its consolidated financial statements for the fiscal years ended August 31, 2018 and 2017, and for the three months ended November 30, 2018 and 2017. We have incurred significant legal and accounting expenditures in connection with the SEC’s investigation. We are unable to predict how long the SEC’s investigation will continue or its outcome.

Our recent change in auditing firms may cause additional delays in reporting.

Effective as of August 8, 2019, we changed our independent auditor from RBSM LLP to Marcum LLP. This change in auditors could delay our reports with the SEC. Such delays could result in a loss of investor confidence in the reliability of our financial statements and an adverse reaction in the financial marketplace, which ultimately could adversely impact the market price of our shares, and limit our ability to access the capital markets through equity or debt issuances.

Our obligations to Monroe Capital are secured by a security interest in substantially all of our assets, so if we default on those obligations, Monroe could foreclose on our assets, which would harm our business, financial condition, and results of operations, and could require us to reduce or cease operations.

On August 21, 2019, the Company and its subsidiaries entered into a revolving credit facility (the “Credit Facility”) with Monroe Capital Management Advisors, LLC (“Monroe”), as collateral agent and administrative agent, and the various lenders party thereto (the “Financing Agreement”).  The Financing Agreement provides for a total borrowing commitment of $35 million to be made in the form of revolving loans, subject to a borrowing base, together with the ability by the Company, upon the satisfaction of certain conditions set forth in the Financing Agreement, to increase the size of such commitment to $50 million (the “Monroe Loans”). The Credit Facility has a five-year term, maturing on August 21, 2024, and is secured by a first-priority lien on substantially all of the assets of the Company and its subsidiaries. As a result, if we default on our obligations under the Credit Facility, or fail to pay the obligations under the Credit Facility in full upon maturity, Monroe could foreclose on its security interests and liquidate some or all of these assets, which would harm our business, financial condition, and results of operations, and could require us to reduce or cease operations.

If we default on our obligations to Hudson Bay, Hudson Bay could enforce rights to collect on those obligations, which would harm our business, financial condition, and results of operations, and could require us to reduce or cease operations.

On April 29, 2019, we entered into a Securities Purchase Agreement with HB Sub Fund II LLC (“Hudson Bay”), pursuant to which we issued a Senior Note to Hudson Bay in the principal amount of $21.3 million (the “Original Note”). On August 21, 2019, we entered into an Exchange Agreement with Hudson Bay, pursuant to the terms of which we exchanged the Original Note for a new Senior Note on substantially the same terms (the “Hudson Bay Note”). The Hudson Bay Note matures on October 30, 2020. If we default on our obligations under the Hudson Bay Note, or fail to pay the obligations under the Hudson Bay Note in full upon maturity, Hudson Bay could exercise remedies to enforce such obligations, which would harm our business, financial condition, and results of operations, and could require us to reduce or cease operations.

In addition, the Hudson Bay Note and its terms are subject to that certain Intercreditor Agreement, by and among the Company, Hudson Bay, and Monroe, dated August 21, 2019, pursuant to which Hudson Bay has agreed, among other things, that upon the occurrence of a default or event of default under the Financing Agreement, Hudson Bay shall not have the right to seek payment on the Hudson Bay Note for a period of up to 45 days.

Hudson Bay has the right to participate in certain offerings by us of debt or equity, which may limit our ability to complete such financing transactions.

Pursuant to the Hudson Bay Note, if we enter into any debt or equity issuance, Hudson Bay has the right to acquire 100% of any debt issuance and 15% of any equity issuance of the company, subject to certain exceptions. Thus, while other holders of our securities will risk suffering a reduction in percentage ownership in connection with a new issuance of securities by us, Hudson Bay will, through this participation right, have the opportunity to avoid a reduction in percentage ownership.

The federal and state regulatory landscape regarding products containing CBD is uncertain and evolving, and new or changing laws or regulations relating to industrial hemp and industrial hemp-derived products could have a material adverse effect on our business, financial condition and results of operations.

We facilitate the sale and distribution of products containing cannabidiol derived from industrial hemp (“CBD”), a form of cannabis.  The Agriculture Improvement Act of 2018 (the “2018 Farm Bill”), which was signed into law by President Trump on December 20, 2018, removed the classification of industrial hemp (defined in the 2018 Farm Bill as Cannabis sativa L. with a delta-9 tetrahydrocannabinol (THC) concentration of not more than 0.3 percent on a dry weight basis), which includes industrial hemp-based CBD, as a controlled substance under the Controlled Substances Act (“CSA”).  The declassification of industrial hemp opened the path for broad commercial cultivation of the crop and, among other things, the use of its byproducts in consumer goods, including CBD.

Although industrial hemp has been removed from the list of “controlled substances” under the CSA, some states still classify industrial hemp and its byproducts as a controlled substance under applicable state criminal laws, making the possession, sale, and distribution of any such products illegal under such state laws.  Although many states are implementing changes to their criminal laws in response to the 2018 Farm Bill, there can be no assurance that every state will follow suit.  As a result, applicable state and local laws or regulations regarding industrial hemp-based CBD and products containing industrial hemp-based CBD could restrict any CBD brokerage services we offer in the future or impose additional compliance costs on us or our customers. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations.

FDA regulation regarding the sale or distribution of products containing CBD could make it difficult for our customers to operate their business, increase their operating costs, and pose additional operational, logistical and security challenges, which in turn could have a material adverse effect on our business, financial condition and results of operations.

The United States Food and Drug Commission (“FDA”) has the authority to regulate the production and sale of hemp pursuant to the United States Federal Food, Drug, and Cosmetic Act (the “FDCA”), section 351 of the Public Health Service Act (addressing the regulation of biological products). Shortly after the 2018 Farm Bill became law, the FDA issued a statement that any cannabis product, whether derived from industrial hemp or otherwise, marketed with a disease claim (e.g., a claim of therapeutic benefit or disease prevention) must be approved by the FDA for its intended use through one of the drug approval pathways prior to it being introduced into interstate commerce, and that introducing food, beverages, and dietary supplements with added CBD (or THC), regardless of source, into interstate commerce is currently illegal under the FDCA. The FDA has since indicated that it would issue regulations regarding the addition of food, beverages, and dietary supplements containing CBD, and conducted a public hearing on May 31, 2019 to obtain scientific data and information about the safety, manufacturing, product quality, marketing, labeling, and sale of products containing cannabis or cannabis-derived compounds.

Any regulations that the FDA issues in the future relating to the sale of food, beverages, and dietary supplements containing CBD in interstate commerce could make it difficult for our customers to operate their business, increase their operating costs, and pose additional operational, logistical and security challenges, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Commercial cultivation of industrial hemp may be deemed to be a violation of federal law; therefore, if we facilitate the sale and distribution of products containing industrial hemp-based CBD, we may be subject to federal enforcement actions, which could adversely affect our business and harm our reputation and brand.

The 2018 Farm Bill empowers the United States Department of Agriculture (the “USDA”) to implement a program to certify state and Indian tribe permitting for the commercial cultivation of industrial hemp. Although the USDA has publicly stated that such certification program will be in place prior to the 2020 cultivation season, such program has not yet been implemented.  As such, until state and Indian tribe permitting is certified by the USDA, most commercial cultivation of industrial hemp may be deemed to be in violation of federal law.

We risk becoming subject to adverse publicity and costly federal enforcement actions should we decide to facilitate the sale and distribution of products containing industrial hemp-based CBD in the United States. We may be required to expend significant resources in defending our company from such actions, which could adversely affect our business and results of operations and divert the attention of management. We may also incur the risk of sustaining considerable damage to our reputation and brand should we become party to federal enforcement actions resulting from the sale and distribution of products containing industrial hemp-based CBD.

The market price of our common stock may be volatile and may be affected by market conditions beyond our control. The market price of our common stock is subject to significant fluctuations in response to, among other factors:

•	variations in our operating results and market conditions specific to our business;

•	the emergence of new competitors or new technologies;

•	operating and market price performance of other companies that investors deem comparable;

•	changes in our Board or management;

•	sales or purchases of our common stock by insiders;

•	commencement of, or involvement in, litigation;

•	changes in governmental regulations, in particular with respect to the cannabis industry; and

•	general economic conditions and slow or negative growth of related markets.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the market price of our common stock could decline for reasons unrelated to our business, financial condition, or results of operations. If any of the foregoing occurs, it could cause the price of our common stock to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to our board of directors and management.

Since our securities are currently quoted on the OTCQX, our stockholders may face significant restrictions on the resale of our securities due to state “Blue Sky” laws and the sale of shares of our common stock in this offering is subject to state “Blue Sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must also be registered in that state. Since our common stock is currently quoted on the OTCQX, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our common stock. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your common stock without the significant expense of state registration or qualification.

In addition, prior to this offering, we have conducted private placements with accredited investors pursuant to Regulation D under the Securities Act. We filed Form Ds relating to such private placements with the SEC, but have not made any notice filings with state securities regulators with respect to private placements conducted prior to June 2018. State securities regulators may assess penalties and fines on us in the future based on our failure to make such notice filings.

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The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

The SEC has adopted Rule 3a51-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 under the Exchange Act requires: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (A) sets forth the basis on which the broker or dealer made the suitability determination and (B) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

We are subject to cyber-security risks, including those related to customer, employee, vendor or other company data and including in connection with integration of acquired businesses and operations.

We use information technologies to securely manage operations and various business functions. We rely on various technologies, some of which are managed by third parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities, including reporting on our business and interacting with customers, vendors and employees. In addition, we collect and store certain data, including proprietary business information, and may have access to confidential or personal information that is subject to privacy and security laws, regulations and customer-imposed controls. Our systems are subject to repeated attempts by third parties to access information or to disrupt our systems. Despite our security design and controls, and those of our third-party providers, we may become subject to system damage, disruptions or shutdowns due to any number of causes, including cyber-attacks, breaches, employee error or malfeasance, power outages, computer viruses, telecommunication or utility failures, systems failures, service providers, natural disasters or other catastrophic events. It is possible for such vulnerabilities to remain undetected for an extended period. We may face other challenges and risks as we upgrade and standardize our information technology systems as part of our integration of acquired businesses and operations. We have contingency plans in place to prevent or mitigate the impact of these events, however, these events could result in operational disruptions or the misappropriation of sensitive data, and depending on their nature and scope, could lead to the compromise of confidential information, improper use of our systems and networks, manipulation and destruction of data, defective products, production downtimes and operational disruptions and exposure to liability. Such disruptions or misappropriations and the resulting repercussions, including reputational damage and legal claims or proceedings, may adversely affect our results of operations, cash flows and financial condition, and the trading price of our common stock.

This risk is enhanced in certain jurisdictions with stringent data privacy laws and, as we expand our products, offerings, and operations domestically and internationally, we may become subject to amended or additional laws that impose substantial additional obligations related to data privacy. For example, California recently adopted the California Consumer Privacy Act of 2018 (“CCPA”), which provides new data privacy rights for consumers and new operational requirements for businesses. The CCPA includes a statutory damages framework and private rights of action against businesses that fail to comply with certain CCPA terms or implement reasonable security procedures and practices to prevent data breaches. The CCPA goes into effect in January 2020.

There is uncertainty related to the regulation of vaporization products and certain other consumption accessories. Increased regulatory compliance burdens could have a material adverse impact on our business development efforts and our operations.

There is uncertainty regarding whether and in what circumstances federal, state, or local regulatory authorities will seek to develop and enforce regulations relative to vaporizer hardware and accessories that can be used to vaporize cannabis and/or tobacco.  Further, it remains to be seen whether current or future regulations relating to tobacco vaporization products would also apply to cannabis vaporization products and related consumption accessories.

There has been increasing activity on the federal, state, and local levels with respect to scrutiny of vaporizer products. Federal, state, and local governmental bodies across the United States have indicated that vaporization products and certain other consumption accessories may become subject to new laws and regulations at the state and local levels. For example, in September 2019, the Trump Administration announced a plan to ban the sale of most flavored e-cigarettes nationwide.  At the state level, over 25 states have implemented statewide regulations that prohibit vaping in public places.  In January 2015, the California Department of Health declared electronic cigarettes and certain other vaporizer products a health threat that should be strictly regulated like tobacco products, and in September 2019, California’s governor issued an executive order on vaping, focused on enforcement and disclosure.  Many states, provinces, and some cities have passed laws restricting the sale of electronic cigarettes and certain other tobacco vaporizer products.  Some cities have also implemented more restrictive measures than their state counterparts, such as San Francisco, which in June 2018, approved a new ban on the sale of flavored tobacco products, including vaping liquids and menthol cigarettes.

The application of any new laws or regulations that may be adopted in the future, at a federal, state, or local level, directly or indirectly implicating cannabis vaporization products or consumption accessories could limit our ability to sell such products, result in additional compliance expenses, and require us to change our labeling and methods of distribution, any of which could have a material adverse effect on our business, results of operations and financial condition.

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The scientific community has not yet extensively studied the long-term health effects of the use of vaporizer products.

Cannabis vaporizers and related products were recently developed and therefore the scientific community has not had a sufficient period of time to study the long-term health effects of their use. If the scientific community were to determine conclusively that use of any or all of these products poses long-term health risks, market demand for these products and their use could materially decline. Such a determination could also lead to litigation and significant regulation. Loss of demand for our product, product liability claims, and increased regulation stemming from unfavorable scientific studies on these products could have a material adverse effect on our business, results of operations, and financial condition.

If product liability lawsuits are brought against us, we will incur substantial liabilities.

We face an inherent risk of product liability. For example, we could be sued if any product we sell allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts.

Furthermore, vaporizer products and other similar consumption product manufacturers, suppliers, distributors, and sellers have recently become subject to litigation. While we have not been a party to any product liability litigation and do not ourselves manufacture any products, several lawsuits have been brought against other manufacturers and sellers of smokeless products for injuries to health allegedly caused by use of smokeless products. We may be subject to similar claims in the future relating to vaporizer products that we sell. We may also be named as a defendant in product liability litigation against one of our suppliers by association, including in class action lawsuits. In addition, we may see increasing litigation over our vaporizer products or the regulation of our products as the regulatory regimes surrounding these products develop. If such lawsuits are filed against us in the future, we could incur substantial costs, including costs to defend the cases and possible damages awards.

If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit sales of our products. Even a successful defense of these hypothetical future cases would require significant financial and management resources. If we are unable to successfully defend these hypothetical future cases, we could face at least the following potential consequences:

•	decreased demand for our products;

•	injury to our reputation;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to users of our products;

•	product recalls or withdrawals;

•	loss of revenue; and

•	a decline in our stock price.

In addition, while we continue to take what we believe are appropriate precautions, we may be unable to avoid significant liability if any product liability lawsuit is brought against us.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and the documents incorporated herein by reference contain, forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus and the documents incorporated herein and therein by reference under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “seek,” “aim,” “think,” “optimistic,” “strategy,” “goals,” “sees,” “new,” “guidance,” “future,” “continue,” “drive,” “growth,” “long-term,” “develop,” “possible,” “emerging,” “opportunity,” “pursue,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements are not historical facts, but reflect our management’s views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the size and growth of the potential markets for our products and the ability to serve those markets;

•	our expectations regarding our expenses and revenue, the sufficiency of our cash resources and needs for additional financing;

•	the rate and degree of market acceptance of any of our products;

•	our expectations regarding competition;

•	our anticipated growth strategies;

•	our ability to attract or retain key personnel;

•	our ability to establish and maintain development partnerships;

•	our expectations regarding federal, state and foreign regulatory requirements and investigations;

•	regulatory developments in the U.S. and foreign countries, especially those related to change in, and enforcement of, cannabis laws;

•	our ability to obtain and maintain intellectual property protection for our products;

•	the anticipated trends and challenges in our business and the market in which we operate; and

•	our use of proceeds from this offering, if any.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements.

Any forward-looking statement made by us in this prospectus speak only as of the date on which it is made. Except as required by law, we assume no obligation to update these statements publicly, or to update the reasons actual results could differ materially from those anticipated in these statements, even if new information becomes available in the future. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

You should read this prospectus and the documents that we reference herein and have filed as exhibits to the registration statement completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering by the Selling Stockholders. The Selling Stockholders will receive all of the proceeds from this offering.

The shares covered by this prospectus are issuable upon exercise of the Warrants. Pursuant to conditions set forth in the Warrants, the Warrants are exercisable under certain circumstances on a cashless basis, and should a Selling Stockholder elect to exercise on a cashless basis we will not receive any proceeds from the sale of common stock issued upon the cashless exercise of the Warrant. The holders of the Warrants are not obligated to exercise their Warrants, and we cannot predict whether holders of the Warrants will choose to exercise all or any of their Warrants or if they will do so for cash or on a cashless basis. However, if all of the Warrants were exercised for cash, we would receive gross proceeds of approximately $2.125 million. We currently intend to use such proceeds, if any, together with other available funds, for working capital and for other general corporate purposes.

We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our common stock covered by this prospectus. The Selling Stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale or other disposition by them of the shares covered hereby.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of the Warrants. For additional information regarding the issuance of those warrants, see “Prospectus Summary—Private Placement of Warrants” above. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the warrants issued pursuant to the Subscription Agreement and the Selling Stockholders acting as lenders under the Credit Facility, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the Warrants, as of September 10, 2019, assuming exercise of all Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercise.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Registration Rights Agreement with the Selling Stockholders, this prospectus generally covers the resale of at least the maximum number of shares of Common Stock issued and issuable upon exercise of the Warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Pursuant to the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of Shares of Common Stock Owned After Offering(2)
Monroe Capital Private Credit Fund III LP	253,952	(3)	253,952	0
Monroe Capital Private Credit Fund III (Unleveraged) LP	60,333	(4)	60,333	0
Monroe Private Credit Fund A LP	103,572	(5)	103,572	0
Monroe Capital Private Credit Fund I LP	42,857	(6)	42,857	0
Monroe Capital Fund O, LLC	39,286	(7)	39,286	0

(1)	Assumes the exercise for cash of all of the Warrants held by the Selling Stockholders that are currently exercisable, irrespective of limitations on conversion or exercise, as applicable.

(2)	Based on 90,048,147 shares of Common Stock outstanding as of September 10, 2019. Represents the number of shares of Common Stock that will be beneficially owned by the Selling Stockholder after completion of this offering based on the assumptions that (i) all of the shares of Common Stock registered for resale by the registration statement of which this prospectus is a part will be sold and (ii) no other shares of Common Stock will be acquired or sold by the Selling Stockholder before completion of this offering. However, the Selling Stockholder may sell all, part or none of its shares of Common Stock offered pursuant to this prospectus and may sell all, part or none of its Common Stock pursuant to one or more exemptions from the registration provisions of the Securities Act.

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(3)	Reflects 253,952 shares of Common Stock issuable upon exercise of Warrants held by Monroe Capital Private Credit Fund III LP. Monroe Capital Management Advisors LLC acts as the investment manager of Monroe Capital Private Credit Fund III LP. Theodore Koenig serves as the Chief Executive Officer of Monroe Capital Management Advisors LLC. The Selling Stockholder’s address is c/o Monroe Capital LLC, 311 S. Wacker Drive, 64th Floor, Chicago, IL 60606.

(4)	Reflects 60,333 shares of Common Stock issuable upon exercise of Warrants held by Monroe Capital Private Credit Fund III (Unleveraged) LP. Monroe Capital Management Advisors LLC acts as the investment manager of Monroe Capital Private Credit Fund III (Unleveraged) LP. Theodore Koenig serves as the Chief Executive Officer of Monroe Capital Management Advisors LLC. The Selling Stockholder’s address is c/o Monroe Capital LLC, 311 S. Wacker Drive, 64th Floor, Chicago, IL 60606.

(5)	Reflects 103,572 shares of Common Stock issuable upon exercise of Warrants held by Monroe Private Credit Fund A LP. Monroe Capital Management Advisors LLC acts as the investment manager of Monroe Private Credit Fund A LP. Theodore Koenig serves as the Chief Executive Officer of Monroe Capital Management Advisors LLC. The Selling Stockholder’s address is c/o Monroe Capital LLC, 311 S. Wacker Drive, 64th Floor, Chicago, IL 60606.

(6)	Reflects 42,857 shares of Common Stock issuable upon exercise of Warrants held by Monroe Capital Private Credit Fund I LP. Monroe Capital Management Advisors LLC acts as the investment manager of Monroe Capital Private Credit Fund I LP. Theodore Koenig serves as the Chief Executive Officer of Monroe Capital Management Advisors LLC. The Selling Stockholder’s address is c/o Monroe Capital LLC, 311 S. Wacker Drive, 64th Floor, Chicago, IL 60606.

(7)	Reflects 39,286 shares of Common Stock issuable upon exercise of Warrants held by Monroe Capital Fund O, LLC. Theodore Koenig serves as the manager of Monroe Capital Fund O, LLC. The Selling Stockholder’s address is c/o Monroe Capital LLC, 311 S. Wacker Drive, 64th Floor, Chicago, IL 60606.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the Warrants to permit the resale of these shares of common stock by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The Selling Stockholders may pledge or grant a security interest in some or all of the Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all reasonable expenses incurred in connection with the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $82,698 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 265,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following description summarizes some of the terms of our certificate of incorporation and bylaws, but does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Outstanding Shares.  There were 90,048,147 shares of our common stock outstanding as of September 10, 2019, assuming no exercise of outstanding options or warrants. There were approximately 152 holders of record of our common stock as of August 31, 2019. This number does not include beneficial owners whose shares are held in street name.

As of September 10, 2019, there were 14,807,145 shares of common stock subject to outstanding options and 6,988,095 shares of common stock subject to outstanding warrants.

Voting Rights.  Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise provided by law or our amended and restated certificate of incorporation or bylaws, all matters other than the election of directors submitted to the stockholders at any meeting shall be decided by the vote of the holders of a majority of the stock having voting power present in person or represented by proxy. Directors are elected by a plurality of the votes cast at the meeting. Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends.  Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared by our board of directors at any regular or special meeting. At present, we have no plans to issue dividends. See the section titled “Dividend Policy”.

Liquidation.  In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Other Rights and Preferences.  Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable.  All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Provisions in our amended and restated certificate of incorporation provide that our board of directors is authorized to issue preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of such shares and any qualifications, limitations or restrictions thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

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Registration Rights Agreement

In connection with the Credit Facility and the Subscription Agreement, we entered into the Registration Rights Agreement, pursuant to which we agreed to file this registration statement to register for resale the shares of common stock issuable upon the exercise of the Warrants issued in connection therewith, within 45 days following the issuance of the Warrants. We are required to use our reasonable best efforts to cause this registration statement to be declared effective under the Securities Act, as soon as practicable, but in no event later than the earlier of (x) 60 days after the earlier of (i) the date on which this registration statement is filed and (ii) the date which is 45 days after the issuance of the Warrants and (y) the fifth business day after the date that we are notified by the SEC that this registration statement will not be reviewed and will not be subject to further review. We agreed to keep this or any subsequent registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act, without the need for current public information or other restriction. We also agreed, among other things, to indemnify the Selling Stockholders under the registration statements from certain liabilities and to pay all reasonable fees and expenses incident to our performance of or compliance with the Registration Rights Agreement.

Anti-Takeover Effects of Nevada Law and Our Certificate of Incorporation and Bylaws

Some provisions of Nevada law, our amended and restated certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings. Our bylaws provide that a special meeting of stockholders may be called only by our president, the majority of the board of directors, or by the stockholders holding shares in the aggregate entitled to cast not less than a majority of the votes at any such meeting.

Stockholder Action by Written Consent. Our bylaws allow for any action which may be taken at any annual or special meeting of the stockholders to be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Removal of Directors. Our bylaws provide that any or all of our directors may be removed without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote.

Stockholders Not Entitled to Cumulative Voting. Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Nevada Business Combination Statutes. The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

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•	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

•	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Nevada Control Share Acquisition Statutes. The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of KushCo.

Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least a majority of the total voting power of all of our outstanding voting stock.

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The provisions of Nevada law, our amended and restated certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corp.

Quotation on OTCQX

Our common stock is quoted on the OTCQX under the symbol “KSHB.”

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Holley Driggs Walch Fine Puzey Stein & Thompson, LTD, Las Vegas, Nevada.

EXPERTS

The consolidated balance sheets of KushCo Holdings, Inc. as of August 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended August 31, 2018, have been audited by RBSM LLP, independent registered public accounting firm, as stated in their report dated November 28, 2018, except for the effects of the restatement discussed in Note 2 to such financial statements as to which the date is April 11, 2019, which report is incorporated by reference herein. The balance sheets of CMP Wellness, LLC as of August 31, 2016 and 2015, and the related statements of operations, members’ equity and cash flows for each of the years in the two-year period ended August 31, 2016, have been audited by RBSM LLP, independent registered public accounting firm, as stated in their report dated July 5, 2017, which is incorporated by reference herein. The balance sheet of Summit Innovations, LLC as of February 28, 2018 and the related statements of operations, members’ equity and cash flows for the fiscal year ended February 28, 2018 have been audited by RBSM LLP, independent registered public accounting firm, as stated in their report dated June 1, 2018, which is incorporated by reference herein. Such financial statements have been incorporated herein by reference in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, prior to the completion or termination of the offering of the securities described in this prospectus:

•	Our Annual Report on Form 10-K for the year ended August 31, 2018 filed with the SEC on November 29, 2018 (and the amendment thereto filed with the SEC on April 11, 2019);

•	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended November 30, 2018 filed with the SEC on January 8, 2019, as amended by Amendment No. 1 thereto filed with the SEC on April 11, 2019, for the fiscal quarter ended February 28, 2019 filed with the SEC on April 15, 2019, and for the fiscal quarter ended May 31, 2019 filed with the SEC on July 9, 2019; and

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on December 28, 2018;

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•	Our Current Reports on Form 8-K filed with the SEC on May 4, 2017 (and the amendment thereto filed with the SEC on July 6, 2017), May 3, 2018 (and the amendment thereto filed with the SEC on June 5, 2018), January 16, 2019, February 11, 2019, February 22, 2019, February 28, 2019, March 5, 2019, April 9, 2019, April 30, 2019, June 11, 2019, July 18, 2019, August 8, 2019, August 22, 2019 and September 4, 2019; and

•	The description of our common stock contained in our registration statement on Form 10-12G filed with the SEC on April 9, 2015 (as amended on May 29, 2015 and July 10, 2015), as updated by the Current Report on Form 8-K filed on September 4, 2018.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

KushCo Holdings, Inc.
6261 Katella Avenue, Suite 250

Cypress, CA 90630

Telephone: (714) 462-4603

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission registration fee	$198
Printing and engraving expenses	35,000
Legal fees and expenses	37,500
Accounting fees and expenses	10,000

Total	$82,698

Item 15.	Indemnification of Directors and Officers.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes.

Section 78.138 of the Nevada Revised Statutes provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the Nevada Revised Statutes permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the Nevada Revised Statutes also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the Nevada Revised Statutes permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of the Nevada Revised Statutes provides that the articles of incorporation, the bylaws or an agreement may require a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the Nevada Revised Statutes further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the Nevada Revised Statutes provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have obtained insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Revised Statutes.

Our bylaws provide that we must indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by the Nevada Revised Statutes.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. See also “Undertakings” set out in response to Item 17 herein.

Item 16.	Exhibits

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date

2.1	Stock Purchase Agreement dated as of March 4, 2014, by and among Dallas Imbimbo, Nicholas Kovacevich, Jeffrey Meng, John Kovacevich and KushCo Holdings, Inc.	10/A	000-55418	10.6	5/29/2015

2.2†	Merger Agreement dated as of May 1, 2017 by and among KushCo Holdings, Inc., KBCMP, Inc., Lancer West Enterprises, Inc., Walnut Ventures, Jason Manasse, and Theodore Nicols	8-K	000-55418	2.1	5/4/2017

2.3†	Agreement and Plan of Merger dated as of April 10, 2018 by and among KushCo Holdings, Inc., KushCo Holdings, Inc., KCH Energy, LLC, Summit Innovations, LLC and Mark Driver	8-K	000-55418		4/10/2018

2.4†	Amendment to Agreement and Plan of Merger dated as of May 2, 2018 by and among KushCo Holdings, Inc., KushCo Holdings, Inc., KCH Energy, LLC, Summit Innovations, LLC and Mark Driver	8-K	000-55418		5/3/2018

3.1	Amended and Restated Certificate of Incorporation filed with the Secretary of State of Nevada on August 29, 2018	8-K	000-55418	3.1	9/4/2018

3.2	Bylaws of KushCo Holdings, Inc.	10/A	000-55418	3.3	5/29/2015

4.1	Form of Monroe Warrant	8-K	000-55418	4.1	8/22/2019

4.2	Registration Rights Agreement, dated as of August 21, 2019, by and among KushCo Holdings, Inc. and the investors listed therein	8-K	000-55418	4.2	8/22/2019

5.1*	Opinion of Holley Driggs Walch Fine Puzey Stein & Thompson, LTD

10.1	Financing Agreement, dated as of August 21, 2019, by and among Kim International Corporation and each of its parent and subsidiaries listed as a borrower, as Borrowers, each subsidiary of Borrowers listed as a guarantor, as Guarantors, the lenders from time to time a party thereto, as Lenders, and Monroe Capital Management Advisors, LLC, as Administrative Agent and Collateral Agent	8-K	000-55418	10.1	8/22/2019

23.1*	Consent of Holley Driggs Walch Fine Puzey Stein & Thompson, LTD (included in Exhibit 5.1)

23.2*	Consent of RBSM LLP, independent registered public accounting firm

24.1*	Power of Attorney (included on the signature pages to this registration statement)

* Previously filed.

† The schedules and exhibits to this agreement have been omitted. A copy of any omitted schedule or exhibit will be furnished to the SEC supplementally upon request.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cypress, California, on the 26th day of September 2019.

KUSHCO HOLDINGS, INC.

By:	/s/ Nicholas Kovacevich
Name:	Nicholas Kovacevich
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicholas Kovacevich	Chairman and Chief Executive Officer	September 26, 2019
Nicholas Kovacevich	(principal executive officer)

/s/ Christopher Tedford	Chief Financial Officer	September 26, 2019
Christopher Tedford	(principal financial and accounting officer)

*	Director	September 26, 2019
Eric Baum

*	Director	September 26, 2019
Barbara Goodstein

*	Director	September 26, 2019
Donald Hunter

*	Director	September 26, 2019
Dallas Imbimbo

*By:	/s/ Nicholas Kovacevich
	Name:	Nicholas Kovacevich
	Title:	Attorney-in-fact